Exhibit 10.5

May [—], 2014

PERSONAL & CONFIDENTIAL

[Director]

Board of Directors

McDermott International, Inc.

RE: RESTRICTED STOCK AWARD

Dear [Director]:

I am pleased to advise you that the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) approved a grant to you (the “Grant”) of [—] shares of restricted stock under the 2014 McDermott International, Inc. Long-Term Incentive Plan (the “Plan”) on May [—], 2014 (the “Grant Date”). A copy of the Prospectus relating to the Plan, which includes a copy of the Plan, has previously been made available to you. The restricted stock award will have no Vesting Period (as defined in the Plan), and the restrictions on the Grant will lapse on the Grant Date.

Restricted Stock Award. On the Grant Date, you will have the right to be issued the number of shares of Common Stock of the Company set forth above. Such shares will be issued to you in book-entry form in an account in your name with our transfer agent, Computershare, absent other instructions from you, subject to the terms and conditions of the Plan.

Tax Consequences. You are solely responsible for the taxes associated with the Grant, and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of the Grant. A general description of the tax consequences relating to the type of award provided through the Grant is included in the Prospectus.

Securities and Exchange Commission Requirements. Because you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Grant Date. Please be aware that if you are going to reject the Grant, you should do so as soon as possible to avoid potential Section 16 liability. Please advise Kim Wolford and Dennis Edge immediately by e-mail, fax or telephone call if you intend to reject this grant.

Absent such notice of rejection, we will prepare and file the required Form 4 on your behalf (pursuant to your standing authorization for us to do so) within the required two business day deadline.

You are also deemed to be an “affiliate” for purposes of Rule 144 under the Securities Act of 1933, as amended, and accordingly subject to Rule 144. Rule 144 is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Other Information. If you have any questions concerning the Grant, please do not hesitate to contact Dennis Edge at 281/870-7342.

Please acknowledge receipt and acceptance of all of the aforesaid by signing both this letter and the duplicate copy enclosed and returning one of them in the pre-paid envelope provided and addressed to the Company at

757 N. Eldridge Parkway, Houston, Texas 77079, attention of Dennis Edge, and marked “Personal and Confidential” within sixty (60) days from the date hereof.

Very truly yours,

McDERMOTT INTERNATIONAL, INC.

David Dickson

President and Chief Executive Officer

ACCEPTED:

Date:
SIGNATURE